Exhibit 99.1

THE HOME DEPOT ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS

Fiscal 2006 Net Sales of $90.8 Billion
Fiscal 2006 Net Earnings of $5.8 Billion
Fiscal 2006 Net Earnings per Diluted Share of $2.79

ATLANTA, February 20, 2007 — The Home Depot®, the world’s largest home improvement retailer, today reported fourth quarter net earnings of $925 million, or $0.46 per diluted share, compared with $1.3 billion, or $0.60 per diluted share, in the same period in fiscal 2005. Excluding a $0.04 per diluted share expense related to executive severance, the Company reported, on an adjusted basis, $0.50 per diluted share.

For the fourth quarter of fiscal 2006, sales totaled $20.3 billion, a 4.0 percent increase from the fourth quarter of fiscal 2005. Total sales in the Retail segment declined 2.0 percent to $17.4 billion, and comparable store sales declined 6.6 percent in the fourth quarter. Total sales in the HD Supply segment grew by 64.4 percent to $2.9 billion, reflecting sales from acquired businesses.

For fiscal 2006, diluted earnings per share increased 2.6 percent to $2.79 on net earnings of $5.8 billion, compared to diluted earnings per share of $2.72 on net earnings of $5.8 billion in fiscal 2005.  Excluding a $0.04 per diluted share expense related to executive severance, the Company reported, on an adjusted basis, earnings per diluted share of $2.83, up 4.0 percent, compared to fiscal 2005. For fiscal 2006, net sales were $90.8 billion, an 11.4 percent increase over fiscal 2005. Fiscal 2006 net sales in the Retail segment were $79.0 billion, an increase of $2.0 billion, or 2.6 percent above fiscal 2005, driven by new stores. Comparable store sales for the year declined 2.8 percent. Fiscal 2006 net sales in the HD Supply segment were $12.1 billion, an increase of $7.5 billion, or 161.6 percent above fiscal 2005, driven by solid organic growth and sales from acquired businesses.

“Reflecting the challenging housing market, our 2006 retail results were disappointing,” said Frank Blake, chairman & CEO. “We may not be able to impact the housing market or general economic conditions, but we know that we can improve our performance relative to our overall market share. That will be a central point of emphasis for us in 2007 and beyond.”

“As tough as 2006 was for our retail business, our strong financial condition allowed us to invest in the business and return significant dollars to our shareholders,” said Carol Tomé, CFO & executive vice president — Corporate Services.

During fiscal 2006, The Home Depot made significant investments in its business, returned cash to shareholders through share repurchases and dividends, and increased the efficiency of its capital structure.

•                  Spent $3.5 billion in capital predominately in support of the retail business and $4.3 billion to acquire businesses, including Hughes Supply

•                  Returned cash to shareholders by spending $6.7 billion to repurchase 174 million shares;  through fiscal 2006, the Company has repurchased 19 percent of its outstanding shares

•                  Returned $1.4 billion in cash to shareholders through dividends paid; by increasing the dividend twice in 2006, the Company’s dividend payout ratio is now approximately 24 percent

•                  Increased the efficiency of its capital structure by increasing its financial leverage; at the end of fiscal 2006, the Company’s long term debt-to-equity ratio was 47 percent, compared to 10 percent at the end of fiscal 2005

“The investments we are making will continue to improve associate engagement and the overall shopping experience in our stores,” said Joe DeAngelo, COO & executive vice president. “Our associates across The Home Depot enterprise should be extremely proud of their efforts in 2006 to provide great service to all of our customers.”

“Despite the slowing home improvement market, we are encouraged as we head into spring with an expanded assortment in outdoor power equipment, landscape products, and a new patio and grill line-up,” said Craig Menear, senior vice president, Merchandising. “In 2007 customers will see us focus on product excitement and creating a compelling value proposition in our stores.”

On February 28 during its annual Investor and Analyst Conference, The Home Depot will present its business strategy and financial outlook for fiscal 2007. An audio webcast of the conference will be available at homedepot.com in the Investor Relations section.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at homedepot.com in the Investor Relations section.

At the end of the fourth quarter, the Company operated a total of 2,147 retail stores, which included 1,872 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico and the territory of the U.S. Virgin Islands), 155 stores in Canada, 61 stores in Mexico, and 12 stores in China. The Company also operates 34 EXPO Design Center® locations, 11 The Home Depot Landscape Supply® stores, and two The Home Depot Floor Stores. Through its HD SupplySM  businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE

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To provide clarity, internally and externally, about the Company’s operating performance in the most recent fiscal quarter, the Company supplemented the reporting of earnings per diluted share with a non-GAAP measure, earnings per diluted share, on an adjusted basis.  This supplemental information should not be considered in isolation or as a substitute for the GAAP measure of earnings per diluted share.  The Company believes that this non-GAAP measure provides management and investors with meaningful information that assists in clearly understanding and analyzing the Company’s earnings in the most recent fiscal quarter.

Certain statements contained herein, including any statements related to Net Sales growth, comparable store sales, impact of cannibalization, state of the housing market, commodity price inflation and deflation, implementation of store initiatives, Net Earnings performance, including Depreciation and Amortization expense, earnings per share, stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, margins, return on invested capital, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure, including fluctuating commodity prices; the availability of sourcing channels consistent with our strategy of differentiation; the strategic evaluation of HD Supply, including whether or not any transaction will occur and the terms, timing and conditions associated with any such transaction; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; the success of our technology initiatives in improving and streamlining operations and customers’ in-store experience; our ability to design stores that appeal to customers; the relative success of our expansion strategy, including our ability to identify acquisition opportunities, particularly in markets outside the United States, and our ability to complete acquisitions on financially attractive terms and integrate them with our other businesses; the impact of new accounting standards; subjective assumptions, estimates and judgments by management related to complex accounting matters; the impact of competition; regulation, government inquiries or investigations and litigation matters; and possible restatement or adjustment of financial statements. Undue reliance should not be placed on such forward-looking statements, as they speak only as of the date hereof and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Jerry Shields, Sr. Public Relations Manager
Sr. Vice President of Investor Relations	(770) 384-2741
(770) 384-2666	jerry_shields@homedepot.com
diane_dayhoff@homedepot.com
Paula Drake, Public Relations Manager
(770) 384-3439
paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS AND YEARS ENDED JANUARY 28, 2007 AND JANUARY 29, 2006

(Unaudited)

(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended		% Increase	Years Ended		% Increase
	1-28-07	1-29-06	(Decrease)	1-28-07	1-29-06	(Decrease)
NET SALES	$20,265	$19,489	4.0%	$90,837	$81,511	11.4%
Cost of Sales	13,627	12,896	5.7	61,054	54,191	12.7
GROSS PROFIT	6,638	6,593	0.7	29,783	27,320	9.0

Operating Expenses:
Selling, General and Administrative	4,594	4,132	11.2	18,348	16,485	11.3
Depreciation and Amortization	442	413	7.0	1,762	1,472	19.7
Total Operating Expenses	5,036	4,545	10.8	20,110	17,957	12.0

OPERATING INCOME	1,602	2,048	(21.8)	9,673	9,363	3.3

Interest Income (Expense):
Interest and Investment Income	4	8	(50.0)	27	62	(56.5)
Interest Expense	(127)	(35)	262.9	(392)	(143)	174.1
Interest, net	(123)	(27)	355.6	(365)	(81)	350.6

EARNINGS BEFORE PROVISION FOR INCOME TAXES	1,479	2,021	(26.8)	9,308	9,282	0.3

Provision for Income Taxes	554	736	(24.7)	3,547	3,444	3.0
NET EARNINGS	$925	$1,285	(28.0)%	$5,761	$5,838	(1.3)%

Weighted Average Common Shares	1,993	2,119	(5.9)%	2,054	2,138	(3.9)%

BASIC EARNINGS PER SHARE	$0.46	$0.61	(24.6)%	$2.80	$2.73	2.6%

Diluted Weighted Average Common Shares	2,004	2,128	(5.8)%	2,062	2,147	(4.0)%

DILUTED EARNINGS PER SHARE	$0.46	$0.60	(23.3)%	$2.79	$2.72	2.6%

SELECTED HIGHLIGHTS

	Three Months Ended		% Increase	Years Ended		% Increase
	1-28-07	1-29-06	(Decrease)	1-28-07	1-29-06	(Decrease)
Number of Customer Transactions (1)	304	308	(1.3)%	1,330	1,330	—%

Average Ticket (1)	$56.27	$57.20	(1.6)	$58.90	$57.98	1.6

Weighted Average Weekly Sales per Operating Store (000’s) (1)	$617	$676	(8.7)	$723	$763	(5.2)

Square Footage at End of Period (1)	224	215	4.2	224	215	4.2

Capital Expenditures	$1,032	$1,028	0.4	$3,542	$3,881	(8.7)

Depreciation and Amortization (2)	$476	$445	7.0%	$1,886	$1,579	19.4%

(1)             Includes retail segment only.

(2)             Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

 THE HOME DEPOT, INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

 AS OF JANUARY 28, 2007 AND JANUARY 29, 2006

 (Amounts in Millions)

	1-28-07	1-29-06
	(Unaudited)	(Audited)

ASSETS
Cash and Short-Term Investments	$614	$807
Receivables, net	3,223	2,396
Merchandise Inventories	12,822	11,401
Other Current Assets	1,341	665
Total Current Assets	18,000	15,269

Property and Equipment, net	26,605	24,901
Goodwill	6,314	3,286
Other Assets	1,344	949
TOTAL ASSETS	$52,263	$44,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-Term Debt	$—	$900
Accounts Payable	7,356	6,032
Accrued Salaries and Related Expenses	1,295	1,068
Current Installments of Long-Term Debt	18	513
Other Current Liabilities	4,262	4,193
Total Current Liabilities	12,931	12,706

Long-Term Debt	11,643	2,672
Other Long-Term Liabilities	2,659	2,118
Total Liabilities	27,233	17,496

Total Stockholders’ Equity	25,030	26,909
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,263	$44,405

THE HOME DEPOT, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

FOR THE YEARS ENDED JANUARY 28, 2007 AND JANUARY 29, 2006

(Unaudited)

(Amounts in Millions)

	Year Ended January 28, 2007
	HD Retail (a)	HD Supply	Eliminations/ Other (b)	Consolidated

Net Sales	$79,027	$12,070	$(260)	$90,837

Operating Income	$9,024	$800	$(151)	$9,673

Depreciation and Amortization	$1,679	$197	$10	$1,886
Total Assets	$42,094	$10,021	$148	$52,263
Capital Expenditures	$3,321	$221	$—	$3,542
Payments for Businesses Acquired, net	$305	$3,963	$—	$4,268

	Year Ended January 29, 2006
	HD Retail (a)	HD Supply	Eliminations/ Other (b)	Consolidated

Net Sales	$77,022	$4,614	$(125)	$81,511

Operating Income	$9,058	$319	$(14)	$9,363

Depreciation and Amortization	$1,510	$63	$6	$1,579
Total Assets	$39,827	$4,517	$61	$44,405
Capital Expenditures	$3,777	$104	$—	$3,881
Payments for Businesses Acquired, net	$190	$2,356	$—	$2,546

(a)             Includes all retail stores, Home Depot Direct and retail installation services.

(b)            Includes elimination of intersegment sales and unallocated corporate overhead.  Operating Income for the year ended January 28, 2007 includes $129 million of cost associated with executive severance and separation agreements.